May 30, 2024

Zacks Trust

10 S. Riverside Plaza

Suite 1600

Chicago, IL 60606

Dear Board Members:

A legal opinion (the "Legal Opinion") that we prepared was filed with Post-Effective Amendment No. 13 under the Securities Act of 1933 (Amendment No. 15 under the Investment Company Act of 1940) to the Registration Statement of the Zacks Trust filed on Form N-1A on January 5, 2024. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 15 under the Securities Act of 1933 (Amendment No. 17 under the Investment Company Act of 1940) (the "Amendment") and consent to all references to us in the Amendment.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP

Greenberg Traurig, LLP ■ Attorneys at Law ■ WWW.GTLAW.COM
1144 15th Street, Suite 3300 ■ Denver, CO 80202 ■ Tel 303.572.6500